Exhibit 10.4

February 6, 2018

Via Hand Delivery

To:    Larry Betterley

Re:    Transition Agreement

Dear Larry:

As you know, you have indicated to Cardiovascular Systems, Inc. (“CSI”) that you plan to voluntarily resign your employment with CSI for the purpose of retirement effective August 15, 2018. The purpose of this letter agreement is to confirm your and CSI’s agreement with regard to the upcoming transition and end of your employment relationship with CSI. As used herein, the “Transition Period” shall be the period commencing as of the date you sign this letter agreement below and ending at the close of business on August 15, 2018.

Through February 6, 2018, you will remain employed in your current role of Chief Financial Officer under your current terms and conditions of employment. Effective at the close of business on February 6, 2018, you will automatically be deemed to have voluntarily resigned from your position as an executive officer of CSI, but you will remain employed by CSI. At that time, you will no longer be eligible for CSI’s CSI Executive Officer Severance Plan as restated November 15, 2017 (the “Plan”); instead, you will be offered the Severance Package summarized below. Notwithstanding the foregoing, if CSI terminates your employment without Cause (including due to Reduction-In-Force) or you resign for Good Reason, as those terms are defined in the Plan, prior to August 15, 2018, CSI will offer you a severance package equal to what you would have been offered under such Plan as a Section 16 Officer and the terms of this letter agreement will be null and void.

Effective February 7, 2018, pursuant to your written consent as indicated by your signature below, you will assume a new position of Vice President, Administration and your current pay (annualized salary of $379,212) and employee benefits will remain in place. Your annual bonus eligibility for FY18 (July 1, 2017 - June 30, 2018) will remain in place unchanged per the terms and conditions of the applicable bonus plan. You will not be eligible to earn or receive any bonus pay for the period commencing July 1, 2018 and thereafter.

Your employment with CSI will end on August 15, 2018 as a result of your voluntary resignation due to retirement. As of August 15, 2018, CSI will offer you a severance package consisting of (1) a one-year consulting agreement commencing August 16, 2018 and ending August 15, 2019 (unless terminated earlier as set forth in such agreement) under which you will be paid $3,333 per month, provided, however, that in no event shall such consulting services be greater than 16 hours per month (which is less than twenty percent (20%) of the level of services performed by you over the 36-month period ending on August 15, 2018), (2) allowing your time-based restricted stock awards to continue to vest through August 15, 2019, (3) allowing your two performance-based restricted stock awards to continue to vest through their respective vesting periods (provided, that the performance criteria for such vesting are met as determined by CSI in accordance with the terms for such restricted stock (in or around August or September 2019 and 2020 (as applicable)) such that, if and to the extent applicable, such shares will vest as of such determination), and (4) paying COBRA premiums for you and your eligible dependents for up to 18 months or, if earlier, such time as you or your eligible dependents are eligible for other health insurance coverage (collectively, the “Severance

Package”). Your receipt of the Severance Package is conditioned upon your remaining in compliance with any restrictive covenant agreements you have with CSI, including those set forth in Sections 9-13 of your Employment Agreement with CSI dated April 7, 2008 (as amended, your “Employment Agreement”), and you executing, not rescinding and complying with a full and final release of claims agreement in favor of CSI in a form supplied by CSI, to include other standard terms such as cooperation, non-disparagement and confidentiality (the “Separation Agreement”). The Separation Agreement and the consulting agreement will be provided to you on or about August 15, 2018 for your signature.

Notwithstanding anything herein to the contrary, during the Transition Period, you will remain employed on an at-will basis as provided in Section 8.1 of your Employment Agreement. As noted above, if your employment is terminated by CSI without Cause (including due to Reduction-In-Force) or you resign for Good Reason, as those terms are defined in the Plan, prior to August 15, 2018, CSI will offer you a severance package equal to what you would have been offered under such Plan as a Section 16 Officer and the terms of this letter agreement will be null and void. If your employment is terminated with Cause (as defined in the Plan) prior to August 15, 2018, you will not be eligible for the Severance Package set forth herein (or in the Plan). If you resign your employment with CSI for any reason or die prior to August 15, 2018, you will not be eligible for the Severance Package set forth herein (or the Plan), unless otherwise agreed by CSI in writing. For the avoidance of doubt, the parties agree that as of your signing of this letter agreement, Sections 8.2 and 8.3 of your Employment Agreement shall be of no further force or effect and shall be superseded by this letter agreement. In addition, for the avoidance of doubt, the parties agree that the change of your title from Chief Financial Offer to Vice President, Administration effective February 7, 2018, and any and all related changes to your status in connection with such change (including, without limitation, relative to your authority, duties or responsibilities, reporting structure or relationships, budget authority, and target bonus), will not constitute Good Reason under the Plan under any circumstances.

If you agree with the terms outlined in this letter, please sign and date below, and return to Laura Gillund by February 6, 2018. Larry, we are grateful for your years of service to CSI and look forward to working with you during the Transition Period. Please do not hesitate to contact me if you have any questions.

Sincerely,

/s/ Scott R. Ward
Scott R. Ward
President & Chief Executive Officer

Agreed:

/s/ Laurence L. Betterley                        2/6/18
Laurence L. Betterley                            Date